Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, 333-122405, 333-142818, 333-163318, and 333-166623) and on Form S-3 (No. 333-163354) of MEMC Electronic Materials, Inc. of our report dated September 13, 2010, with respect to the balance sheet of Solaicx as of January 2, 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended, which report appears in the Form 8-K/A of MEMC Electronic Materials, Inc. dated September 13, 2010. Our report refers to the Company’s adoption of new accounting standards as of January 4, 2009.

/s/ KPMG LLP

St. Louis, Missouri

September 13, 2010